SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                               SEW CAL LOGO, INC.
                ------------------------------------------------
               (Exact name of registrant as specified in charter)

               Nevada                                  46-0495298
--------------------------------------------------------------------------------
     (State or other jurisdiction of                   (IRS Employer
     incorporation or organization)                  Identification No.)

                               207 W. 138th Street
                          Los Angeles, California 90061
              -----------------------------------------------------
              (Address of principal executive offices and Zip Code)


                   Sew Cal Logo, Inc. Stock Compensation Plan
          -------------------------------------------------------------
                            (Full title of the plan)

Richard Songer
President
207 West 138th Street
Los Angeles, California 90061                    (310) 352-3300
---------------------------------------  ---------------------------------------
(Name and address of agent for service)  (Telephone number of agent for service)

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

----------------------- --------------------- ------------------------- ------------------------- --------------------
    Title of each                                     Proposed                  Proposed
Title of eachTitle of                                 Maximum                   Maximum                Amount of
     eachTitle of           Amount to be           Offering Price              Aggregate             Registration
     eachClass of            Registered              Per Share               Offering Price               Fee
    Securities to
    be Registered
----------------------- --------------------- ------------------------- ------------------------- --------------------
Common Stock                  500,000         $0.60 per share(1)                  $300,000                  $35.31
----------------------- --------------------- ------------------------- ------------------------- --------------------

Note:     Proposed  maximum  offering  price  per  share  and  Proposed  maximum aggregate offering price estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
_______________________________________
1 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

                                     PART I

                     INFORMATION REQUIRED IN THE PROSPECTUS

Note: The document(s) containing the information concerning the Sew Cal Logo, Inc. Stock Compensation Plan (the "Plan") of Sew Cal Logo,Inc., a Nevada corporation (the "Registrant" or the "Company"), dated October 1, 2005,required by Item 1 of Form S-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8 will be sent or given to participants as specified in Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (the "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following document, which has been filed by the Company with the Securities and Exchange Commission, is hereby incorporated by reference:

     The Company's Annual Report on Form 10-KSB for the fiscal year ended August 31, 2004;

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


ITEM 4. DESCRIPTION OF SECURITIES.

The Company's authorized capital consists of 50,000,000 shares of Common Stock,$.001 par value, of which 5,020,000 shares were outstanding as of October 1, 2005. The Company has authorized 300,000 shares of preferred stock, $.001 par value, of which 234,800 shares were outstanding as of October 1, 2005. The Company's common stock is presently listed and traded on the NASD's Over-The-Counter Bulletin Board exchange under the symbol "SEWC".

Common Stock
------------

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The Articles of Incorporation do not permit cumulative voting for the election of directors which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose; in such event, the holders of the remaining shares will not be able to elect any of our directors. Shareholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. In the event of liquidation, dissolution or winding up of the affairs of the company, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

Series A Preferred Stock
------------------------

Shares of Series A Preferred Stock shall be issued to officers, directors, employees and consultants to Sew Cal. Each share of Series A Preferred Stock (i) may be converted into one hundred (100) shares of common stock when Sew Cal has acheived sales of at least $10,000,000 in any fiscal year as reported in our audited financial statements for such fiscal year.

Subject to the provisions for adjustment, the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors out of funds legally available therefor. Dividends may be paid in (i) cash, (ii) additional shares of Series A Preferred Stock, or
(iii) shares of common stock.

So long as any shares of Series A Preferred Stock shall be outstanding, no cash dividends shall be declared or paid or set apart for payment on any other series of stock ranking on a parity with the Series A Preferred Stock as to dividends ("Parity Stock"), unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock, dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such Parity Stock, ratably in proportion to the respective amounts of dividends accumulated and unpaid through such dividend period on the Series A Preferred Stock and accumulated and unpaid on such Parity Stock through the dividend payment period on such Parity Stock next preceding such dividend payment date.

In the event that full cumulative dividends on the Series A Preferred Stock have not been declared and paid or set apart for payment when due, Sew Cal shall not declare or pay or set apart for payment any dividends or make any other distributions on, or make any payment on account of the purchase, redemption or other retirement of any other class of stock or series thereof of Sew Cal ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of Sew Cal, junior to the Series A Preferred Stock ("Junior Stock") until full cumulative dividends on the Series A Preferred Stock shall have been paid or declared and set apart for payment; provided, however, that the foregoing shall not apply to (i) any dividend payable solely in any shares of any stock ranking, as to dividends or as to distributions in the event of a liquidation, dissolution or winding-up of Sew Cal, junior to the Series A Preferred Stock either (A) pursuant to any employee or director incentive or benefit plan or arrangement (including any employment, severance or consulting agreement) of the Corporation or any subsidiary of Sew Cal heretofore or hereinafter adopted or (B) in exchange solely for shares of any other stock ranking, as to dividends and as to distributions in the event of a liquidation, dissolution or winding-up of Sew Cal, junior to the Series A Preferred Stock.

The shares of Series A Preferred Stock have voting powers equal to the voting powers of the common stock. Each share of Series Preferred Stock has one hundred
(100) votes on all matters to be voted upon by shareholders.


Transfer Agent
--------------

First American Stock Transfer
706 E. Bell Road
Suite 202
Phoenix, Arizona 85022

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

No "Expert" or "Counsel" as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933, whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in the Company.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company's Articles of Incorporation provide that we must indemnify our directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of Sew Cal. The effect of these provisions is potentially to indemnify our directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

     (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
     (b)  unlawful distributions; or
     (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

The Company's Bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Sew Cal, absent a finding of negligence or misconduct in office.

The Company's Bylaws also permit us to maintain insurance on behalf of our officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not we have the power to indemnify such person against liability for any of those acts.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

  Exhibit Number      Description
----------------      ------------------------------------------------------
     4.1              Sew Cal Logo, Inc. Stock Compensation Plan

     5.1              Opinion of Counsel, The O'Neal Law Firm, P.C.

     23.1             Consent of Certified Public Accountants


ITEM 9.  UNDERTAKINGS

1. The Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement;

          (iii) to include any material information with respect to a plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on this 10th day of October, 2005.

                                        Sew Cal Logo, Inc.

                                        By: /s/ Richard Songer
                                        -------------------------
                                        Richard Songer, President




In accordance with the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


       SIGNATURE                        TITLE                DATE
       ---------                        -----                ----
       /s/ Richard Songer            President          October 10, 2005
     -----------------------
           Richard Songer